UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 5, 2009
Health Benefits Direct Corporation
(Exact name of registrant as specified in charter)

Delaware	333-123081	98-0438502

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
150 N. Radnor-Chester Road
Suite B-101
Radnor, Pennsylvania 19087
(Address of principal executive offices)
(484) 654-2200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 5, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Health Benefits Direct Corporation (the “Company”) authorized and issued stock option grants and bonuses to each of Anthony R. Verdi, the Company’s Chief Financial Officer, Chief Operating Officer and acting principal executive officer, and Robert Oakes, a director of the Company and President of the Company’s Atiam Technologies LLC subsidiary.
     The Committee approved a $100,000 cash bonus payable to Mr. Verdi in four equal monthly installments beginning in April 2009 and a $50,000 cash bonus payable to Mr. Oakes in February 2009. The Committee also authorized and issued to Mr. Verdi a stock option grant to purchase a total of 650,000 shares (the “Verdi Option”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Verdi Option vests as follows: 130,000 shares of Common Stock on each of May 31, 2009, September 30, 2009, May 31, 2010 and September 30, 2010; 65,000 shares of Common Stock on May 31, 2011; and 32,500 shares of Common Stock on each of September 30, 2011 and May 31, 2012.
     In addition, the Committee authorized and issued to Mr. Oakes a stock option grant to purchase a total of 1,000,000 shares of the Company’s Common Stock (the “Oakes Option” and, together with the Verdi Option, the “Options”). The Oakes Option vests as follows: 200,000 shares of Common Stock on each of May 31, 2009, September 30, 2009, May 31, 2010 and September 30, 2010; 100,000 shares of Common Stock on May 31, 2011; and 50,000 shares of Common Stock on each of September 30, 2011 and May 31, 2012.
     Each of the Options have a five year term and an exercise price of $0.101, which is equal to closing price of one share of the Company’s Common Stock as quoted on the Over-the-Counter Bulletin Board on February 5, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH BENEFITS DIRECT CORPORATION

Date:	February 11, 2009	By:	/s/ Anthony R. Verdi

Name: Anthony R. Verdi
		Title:	Chief Financial Officer and Chief Operating Officer